UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.      )
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OM GROUP, INC.

(Name of Registrant as Specified In Its Charter)

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OM Group, Inc.
127 Public Square
1500 Key Tower
Cleveland, Ohio 44114-1221
Notice of Annual Meeting of Stockholders
to be Held October 11, 2005
      The Annual Meeting of Stockholders of OM Group, Inc. will be held at the Gillespie Auditorium, 9th Floor, Key Tower, 127 Public Square, Cleveland, Ohio 44114, on Tuesday, October 11, 2005, at 10:00 a.m., for the following purposes:

1. To elect two directors for terms expiring in 2007 and two directors for terms expiring in 2008; and

2. To consider any other business that is properly brought before the meeting or any adjournment.
      Stockholders of record at the close of business on August 18, 2005 are entitled to notice of and to vote at the meeting.
      We cordially invite you to attend the meeting. To ensure your representation at the meeting, please vote promptly by mail, telephone or the Internet by following the instructions on the enclosed proxy or voting instruction card, even if you plan to attend the meeting. Mailing your completed proxy or voting instruction card, or using our telephone or Internet voting systems, will not prevent you from voting in person at the meeting if you wish to do so.

By Order of the Board of Directors

Carolyn J. Buller, Secretary
Cleveland, Ohio
September 1, 2005

PROXY STATEMENT
Voting and Meeting Information
What am I voting on?
      You will be voting on the election of two directors to serve for terms expiring at our annual meeting in 2007, and two directors to serve for terms expiring at our annual meeting in 2008.
      We are not aware of any other matters to be presented for a vote at the meeting.
Who is entitled to vote?
      Holders of record of our common stock as of the close of business on August 18, 2005 are entitled to vote at the annual meeting. As of that date, we had 28,519,806 outstanding shares of common stock. We have no other outstanding classes of stock that are entitled to vote at the annual meeting. Voting stockholders are entitled to one vote per share. Only those votes cast “for” or “withheld” will be counted as votes cast with respect to the election of directors.
How do I vote?
      You may vote in person at the meeting or through a proxy. To vote by proxy, you should sign and date each proxy card you receive and return it in the prepaid envelope. If you are a registered shareholder, you may vote by telephone or electronically through the Internet, by following the instructions included on your proxy card.
What if I hold shares indirectly?
      If you hold shares in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee. You may not vote directly any shares held in street name, but as the beneficial owner you have the right to direct your broker how to vote. Under the New York Stock Exchange rules, your broker is permitted to vote your shares on the election of directors, even if you do not furnish voting instructions to your broker.
      If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you may vote by telephone or electronically through the Internet.
Can I change my vote?
      You have the right to change your vote at any time before votes are counted at the meeting by any of the following methods:

•	notifying us in writing at our corporate offices and to the attention of our Director-Investor Relations;

•	returning a later-dated proxy card;

•	voting at a later time by telephone or over the Internet; or

•	voting in person at the meeting.
How many votes must be present to hold the meeting?
      Your shares are counted as present at the meeting if you attend the meeting or if you properly return a proxy by mail or vote by telephone or through the Internet. In order for us to vote on matters at the meeting, a majority of our outstanding shares of common stock as of August 18, 2005 must be present in person or by proxy at the meeting, which includes shares that have been voted by telephone or the Internet. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. If a quorum is not present, the meeting will be adjourned until a quorum is present.

How many votes are needed to elect directors?
      The nominees for director in each class who receive the greatest number of “for” votes will be elected to the open director positions. Shares not voted will have no impact on the election of directors. If you sign and return a proxy card or use the telephone or Internet procedures but do not give voting instructions, your shares will be voted “for” the candidates nominated by the Nominating and Governance Committee and approved by the Board.
How will voting on any other business be conducted?
      We currently do not know of any business to be considered at the annual meeting other than the election of directors. If any other business is properly presented at the meeting, your signed proxy card or use of the telephone or Internet procedures gives authority to the named proxies to vote your shares on such matters in their discretion.
Who will count the vote?
      Representatives of National City Bank will tabulate the votes and act as inspectors of election.

INTRODUCTORY EXPLANATORY NOTE
      This proxy statement relates to the annual meetings of our stockholders for 2004 and 2005 that have been delayed as a result of the restatement of our consolidated financial statements for the years 1999-2002 and the first three quarters of 2003. Due to the combined nature and timing of the annual meetings, this proxy statement includes information from both 2003 and 2004, as well as selected information from 2005.
      The restatement of our consolidated financial statements initially arose from an independent investigation conducted by the audit committee of our board of directors related to certain inventory accounting issues. The investigation, which commenced in December 2003, was conducted with the assistance of outside legal counsel and forensic accountants, and involved an extensive examination of our systems and procedures for valuing and reporting assets, liabilities and results of operations in the consolidated financial statements. The investigation included the review of accounting records, supporting documentation and e-mail communications, as well as interviews with numerous current and former employees.
      A primary focus of the investigation was adjustments made by or directed to be made by certain former corporate accounting personnel as part of the financial statement close process, after financial results were submitted to corporate from the operating units. As a result of the investigation, we concluded that many of these top-side adjustments were not appropriate. The restatement adjustments included correction of these entries. We are cooperating with the SEC’s Division of Enforcement in its review of the findings of the audit committee with respect to evidence of accounting irregularities by former employees. The audit committee investigation concluded there was no evidence of wrongdoing by current employees. In connection with the restatement process, which included expanded audit procedures at a number of locations worldwide, additional adjustments were identified and recorded in the restated consolidated financial statements.
      The restatement process was completed in March 2005 and the restated consolidated financial statements are included in our Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 31, 2005. Subsequent to completion of the restatement process, we undertook and completed preparation of consolidated financial statements for 2004, which permitted us to file our Forms 10-Q for the 2004 quarterly periods on June 10, 2005 and our Form 10-K for the year ended December 31, 2004 on August 22, 2005. The 2004 Form 10-K is being distributed to stockholders with this proxy statement.
      As a result of the issues underlying the audit committee investigation and the restatement process, as well as our other activities related to our internal accounting and financial systems, we have made a number of improvements to our internal control environment. The most important of these changes are summarized under “Item 9A. Controls and Procedures” in the accompanying 2004 Form 10-K.
      We also have implemented a comprehensive corporate governance structure during the last two years. Various elements of this corporate governance structure are summarized under “Corporate Governance” in this proxy statement.
      In addition, we recently have undergone significant changes in senior management. Most importantly, Joseph M. Scaminace became our Chief Executive Officer in June 2005. He replaced Frank E. Butler, who became interim Chief Executive Officer in January 2005 when James P. Mooney, who had been Chief Executive Officer since 1991, ceased to be employed by us.
      Our Board of Directors has undergone changes as well. Lee Brodeur and Frank Butler retired from the Board in August of this year after 12 years and 9 years of service, respectively, and James Mooney’s term as a director expires at this annual meeting. Joseph Scaminace became a director in June and Chairman of the Board of Directors in August of this year. Leo Daley, former Chief Financial Officer of Air Products and Chemicals, Inc., became a director in May of this year. In addition, we have adopted as a governance principle a requirement that all directors who are not OMG executives must meet our independence criteria. Consistent with the adoption of this governance principle, John Mooney and Markku Toivanen, who do not meet such criteria, resigned from the Board in August of this year. Richard W. Blackburn, former Executive Vice President and General Counsel of Duke Energy Corporation, was appointed by the Board in August to fill one of the vacant board seats. The Nominating and Governance Committee intends to seek an individual who meets our independence criteria to fill the remaining vacancy.

      We also have been subject to shareholder class action and derivative lawsuits filed in November 2002 relating to the decline in our stock price following our third quarter 2002 earnings announcement. We have entered into a final settlement agreement with respect to the shareholder class action lawsuits and an agreement in principle to settle the shareholder derivative lawsuits. These lawsuits are described under “Item 3. Legal Proceedings” in the accompanying 2004 Form 10-K.
CORPORATE GOVERNANCE
      In response to the enactment of the Sarbanes-Oxley Act of 2002, the adoption of new corporate governance listing standards by the NYSE and the issues underlying the restatement process, we have implemented a comprehensive corporate governance structure over the last two years. We have strengthened our policies and performance in the area of corporate governance in the following ways:

•	Our Corporate Governance Principles meet or exceed the standards set forth in Section 303A of the NYSE listing standards. Our Corporate Governance Principles currently require a majority of independent directors, provide for a lead independent director if the chairman of the board is not independent and require executive sessions of independent directors in connection with each Board meeting. Lead independent director Katharine L. Plourde presides at those executive sessions. Our independent directors meet in executive session during each Board meeting. You may contact the lead independent director or the independent directors as a group by sending a letter marked “Confidential” and addressed to Lead Independent Director, OM Group, Inc. c/o Carolyn Buller, Secretary, 1500 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304.

•	We adopted independence criteria that our directors must meet in order to be deemed “independent” by the Board. These independence criteria incorporate and exceed the NYSE independence requirements and are summarized under “Election of Directors — Director Independence” in this proxy statement.

•	Members of our Human Resources staff traveled to our facilities worldwide to introduce a new Code of Conduct and Ethics. This Code applies to directors, officers and all employees. We are working to enhance our training programs regarding our ethics and compliance policies and expectations.

•	We also formed a Compliance and Ethics Committee to coordinate company-wide initiatives to promote an ethical culture and to educate all employees concerning the law and our expectations. This committee is comprised of five high-level functional and regional members of management including the director of internal audit and legal counsel.

•	In accordance with the requirements of the SEC and the NYSE, we have created fully independent Audit, Nominating and Governance, and Compensation Committees (See “Election of Directors — Committees and Meetings of the Board of Directors”).

•	We implemented a comprehensive compensation policy that sets goals for the executive compensation program and parameters for determining compensation levels.

•	The Audit Committee adopted a policy for the receipt, retention and prompt resolution of complaints relating to accounting, internal accounting controls, suspected securities fraud or violations of ethics policies and instituted formal procedures for the pre-approval of engagements of the independent auditors.

•	We instituted three procedures by which employees can report anonymously suspected illegal or unethical behavior, including accounting issues, either to a toll free help line, to the www.mysafeworkplace.com web site or to the Board in writing.

•	We are committed to maintaining and expanding our corporate governance structure as we deem necessary to ensure that our strong ethics and compliance policies continue.

ELECTION OF DIRECTORS
      Our authorized number of directors is presently fixed at seven, divided into three classes, with two classes having two members and one class having three members. Mr. James P. Mooney is not standing for re-election and effective at this annual meeting our authorized number of directors will be reduced to six.
      Generally, our directors are elected to serve three-year terms, so that the term of office of one class of directors expires at each annual meeting. As a result of the restatement of prior year consolidated financial statements and the delay in holding our annual meeting, the terms of two classes of directors will be expiring at our upcoming annual meeting. Accordingly, we will be electing two directors for terms expiring at our annual meeting in 2007 and two directors for terms expiring at our annual meeting in 2008. Messrs. John Mooney and Toivanen, whose terms were to expire at the 2006 annual meeting, recently resigned in accordance with our new governance principle requiring all non-OMG executive directors to meet our independence criteria. Richard W. Blackburn was appointed by the Board in August to fill the unexpired term of one of those vacancies. We intend to seek an independent director to fill the remaining vacancy.
      The Nominating and Governance Committee has recommended, and the Board of Directors has approved, the nomination of the following two people for election as directors for terms expiring at our annual meeting in 2007:

•	Leo J. Daley

•	Katharine L. Plourde
and the following two people for election as directors for terms expiring at our annual meeting in 2008:

•	William J. Reidy

•	Joseph M. Scaminace
      If these nominees become unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. We have no reason to believe that the nominees will be unavailable. The accompanying proxy may be voted for up to the number of nominees named and the nominees receiving the largest number of votes will be elected to the director positions to be filled. Each of the nominees is currently a director.
      The following information is provided regarding each nominee for election as a director and the continuing director.
Nominees for Election as directors for terms expiring at our annual meeting in 2007
Leo J. Daley, age 59, has been a director of OMG since May 2005. Mr. Daley retired from Air Products and Chemicals, Inc. in 2003 after 23 years at that company. For the last four years at the company, Mr. Daley was the vice president, finance and chief financial officer. Mr. Daley has served on a number of civic and nonprofit boards, including the board of directors of Penn State University’s Smeal College. Mr. Daley received a B.S. degree in Accounting from Penn State University and M.B.A. in Finance from Widener University. If elected, Mr. Daley’s term will expire in 2007.
Katharine L. Plourde, age 52, has been a director of OMG since 2002. Ms. Plourde was a Principal and analyst at the investment banking firm of Donaldson, Lufkin & Jenrette, Inc., New York, New York, until November 1997. Since that time she has engaged in private investing. Ms. Plourde is a director of Pall Corporation and serves as a director of a private corporation. Ms. Plourde received a B.A. degree in English Literature from Barnard College at Columbia University and M.B.A. in Finance from Fordham University. If elected, Ms. Plourde’s term will expire in 2007.
Nominees for Election as directors for terms expiring at our annual meeting in 2008
William J. Reidy, age 63, has been a director of OMG since 2002. Mr. Reidy, a CPA, was the managing partner of the Northeast Ohio practice of PricewaterhouseCoopers LLP. He retired from PricewaterhouseCoopers in 1999 after a 35-year career with the firm. In 1980-1981, Mr. Reidy left the firm for two years to serve as the first director of finance for Cleveland’s then newly elected Mayor George V. Voinovich. Mr. Reidy is a graduate of Leadership Cleveland, and he currently serves on the boards of several nonprofit organizations including Cleveland Clinic Western Region, Cleveland Initiative for Education and Citizens League Research Institute. If elected, Mr. Reidy’s term will expire in 2008.
Joseph M. Scaminace, age 52, has been a director and Chief Executive Officer of OMG since June 2005 and Chairman of the Board of Directors since August 2005. Mr. Scaminace was the president, chief operating officer and a board member of The Sherwin-Williams Company since 1999. Mr. Scaminace received a B.S. degree in Economics from University of Dayton and received his M.B.A. from Weatherhead School of Management at Case Western Reserve University. Mr. Scaminace currently is a member of several boards of directors, including Parker Hannifin Corporation, the Boler Company and The Cleveland Clinic Foundation. If elected, Mr. Scaminace’s term will expire in 2008. Pursuant to the terms of his employment agreement as our Chief Executive Officer, we agreed to nominate Mr. Scaminace as a director for a term expiring at our annual meeting in 2008.
Director Whose Term of Office Will Continue After the Meeting:
Richard W. Blackburn, age 63, has been a director of the Company since August 2005. Mr. Blackburn retired from Duke Energy Corporation in 2004 after six years as the executive vice president and general counsel, the last year of which he was also the chief administrative officer. Mr. Blackburn is a director of Enesco Group, Inc., a global marketer of porcelain and cold-cast collectibles, and is the chair of the board of advisors of George Washington University Law School and a trustee at the Massachusetts Eye and Ear Infirmary and George Washington University. Mr. Blackburn received a B.A. degree from Michigan State University and a law degree from George Washington University Law School. Mr. Blackburn’s term will expire in 2006.
Director Independence
      In addition to the independence criteria under the NYSE listing standards, our Board of Directors has adopted the following standards to determine director independence under our Corporate Governance Principles.
      A director will not be considered independent if he or she:

•	has been employed by OMG or our subsidiaries in an executive capacity within two years immediately prior to the annual meeting at which he or she will be voted upon;

•	is a significant advisor or consultant to OMG or our subsidiaries or is affiliated with a company or firm that is;

•	is affiliated with a significant customer or supplier of OMG or our subsidiaries;

•	has significant personal service contracts with OMG or our subsidiaries;

•	is affiliated with tax-exempt entities that receive significant contributions from OMG or our subsidiaries; or

•	is a spouse, parent, mother-in-law, father-in-law, sister-in-law, brother-in-law, sibling or child of any person who would not be considered independent under the criteria listed above.
The Board has determined that Richard W. Blackburn, Leo J. Daley, Katharine L. Plourde and William J. Reidy meet these standards of independence.
Committees and Meetings of the Board of Directors
      Our Board of Directors met 9 times in 2004 and 12 times in 2003. The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee, each composed solely of independent directors as defined by the NYSE listing standards and our Corporate Governance Principles.

During 2004 and 2003, each director attended at least 75% of the meetings of the Board of Directors and those committees on which he or she served.
      The Audit Committee, currently composed of Ms. Plourde and Messrs. Daley and Reidy, met 22 times in 2004 and 6 times in 2003. Mr. Reidy is the committee chairman. The committee is responsible for:

•	appointing our independent auditors and monitoring our financial reporting process and internal control system;

•	reviewing and approving in advance any non-audit services provided by the independent auditor;

•	overseeing the internal audit and risk management functions; and

•	recording, reviewing and resolving as appropriate concerns reported to us regarding accounting, auditing matters or suspected fraud.
In performing its functions, the Audit Committee acts in an oversight capacity for our management processes and systems, internal control structure, financial reporting and risk management. It is not responsible for preparing or assuring the accuracy of our financial statements or filings, or conducting audits of financial statements. A copy of the committee’s current charter is attached as an exhibit to this proxy statement. Each member of the committee is “independent” as defined by Rule 10A-3 of the Securities Exchange Act of 1934. The Board had determined that each committee member is financially literate and has designated each of Mr. Reidy and Mr. Daley as an Audit Committee financial expert. The Audit Committee’s report can be found under “Executive Compensation” in this proxy statement.
      The Compensation Committee, currently composed of Ms. Plourde and Messrs. Daley and Reidy, met five times in 2004 and three times in 2003. Mr. Daley is the committee chairman. The primary functions of the Compensation Committee are:

•	to consider and authorize the compensation philosophy for OMG’s personnel;

•	to review and evaluate the chief executive officer’s performance in light of corporate goals and objectives and, together with the outside directors, set the chief executive officer’s compensation and approve perquisites;

•	to review and authorize rates of compensation for other executive officers;

•	to designate those employees who will receive grants of stock options and other stock awards under our 1998 Long-Term Incentive Compensation Plan and 2002 Stock Incentive Plan, together with the type and size of such grants; and

•	to determine the bonus levels for key executives and middle management employees under our bonus program.
      The Compensation Committee’s report can be found under “Executive Compensation” in this proxy statement.
      The Nominating and Governance Committee, currently composed of Ms. Plourde and Messrs. Daley and Reidy, met one time in 2004 and four times in 2003. Ms. Plourde is the committee chair.
      The Nominating and Governance Committee is responsible for:

•	recommending to the Board corporate governance principles;

•	overseeing adherence to the corporate governance principles adopted by the Board;

•	recommending to the Board criteria and qualifications for new Board members;

•	recommending to the Board nominees for appointment or election as directors;

•	recommending to the Board the establishment of committees; and

•	recommending to the Board the composition of committees and the chairs of each.

      In its role as the nominating body for the Board, the committee reviews the credentials of potential director candidates (including potential candidates recommended by stockholders) and conducts interviews and makes formal recommendations to the Board for the annual and any interim election of directors. In making its recommendations, the committee considers a variety of factors, including skills, diversity, experience with business and other organizations of comparable size, the interplay of the candidate’s experience with the familiarity and background of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Other than the foregoing, there are no stated minimum criteria for director nominees, although the committee may also consider such other factors as it deems appropriate and in the best interests of OMG and our shareholders.
      The committee has retained a third-party search firm to assist in the identification of director candidates. In addition, the committee identifies nominees for director through discussions with the directors or others that may come in contact with qualified persons.
      The committee will consider candidates for director who are recommended by stockholders. Stockholder recommendations should be submitted in writing to: Chair of the Nominating and Governance Committee, OM Group, Inc., 1500 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304 USA. The recommendation letter shall include the stockholder’s name, address and the number of shares of stock owned and the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares of OMG stock owned by the candidate. The recommendation letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under Federal securities laws. Finally, the stockholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The committee may also require a candidate to furnish additional information regarding his or her eligibility and qualifications. A complete copy of our Policies and Procedures for Stockholders to Propose Candidates for Directors is available by writing to our Nominating and Governance Committee Chair.
Code of Conduct and Ethics, Corporate Governance Principles and Committee Charters
      We have adopted a Code of Conduct and Ethics that applies to all of our employees, including the chief executive officer, the chief financial officer and the controller. The Code of Conduct and Ethics, our Corporate Governance Principles and all committee charters are posted on the Corporate Governance portion of our website (www.omgi.com). A copy of any of these documents is available in print free of charge to any stockholder who requests a copy, by writing to OM Group, Inc., 127 Public Square, 1500 Key Tower, Cleveland, Ohio 44114-1221 USA, Attention: Greg Griffith, Director of Investor Relations.
Compensation of Directors
      Directors who also are executive officers of OMG receive no additional compensation for serving as directors. Outside directors currently receive an annual director’s fee of $100,000. The chair of the Audit Committee receives an additional annual payment of $20,000, and the chairs of the Compensation Committee and the Nominating and Governance Committee each receives an additional annual payment of $10,000. Any non-executive Chairman of the Board of Directors receives an additional annual payment of $75,000. During 2005, all of these fees are expected to be paid in cash. In future years, it is intended that a substantial portion of the outside directors’ annual fee will be paid in equity of OMG.

EXECUTIVE OFFICERS
      Set forth below is the name, age and positions held by each of the Company’s executive officers, as well as their business experience during the past five years. Years indicate the year the individual was named to the indicated position.
Joseph M. Scaminace — 52

•	Chairman, August 2005

•	Chief Executive Officer, June 2005

•	President, Chief Operating Officer and Board Member, The Sherwin-Williams Company 1999-2005
R. Louis Schneeberger — 50

•	Chief Financial Officer, February 2004

•	Chairman, Royal Appliance, 1995-2003

•	Chief Financial Officer and Board Member, Olympic Steel, 1987-2000
Marcus P. Bak — 42

•	Vice President and General Manager, Nickel Group, January 2003

•	President, OMG Harjavalta Nickel Oy, October 2002 — January 2003

•	Vice President and General Manager, OMG Powdered Metals, January 2000 — October 2002

•	Vice President-Operations, OMG Americas, December 1997 — January 2000
Stephen D. Dunmead — 42

•	Vice President and General Manager, Cobalt Group, August 2003

•	Corporate Vice President of Technology, 2000 — August 2003

•	Director of Research & Development, OMG Americas, 1998 — 2000
SECURITY OWNERSHIP OF DIRECTORS,
EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS
      The following table sets forth information concerning the number of shares of our common stock beneficially owned by our current directors, the named executive officers included in the 2004 summary compensation table in this proxy statement, and all our directors and executive officers as a group as of August 30, 2005. As of August 30, 2005, no director or executive officer beneficially owned more than 1% of our outstanding shares of common stock and all directors and executive officers as a group beneficially owned approximately 1.0% of our outstanding shares. The totals shown below for each person and for the group include shares held personally, shares held under our Profit-Sharing Plan, and shares acquirable within 60 days of August 30, 2005 by the exercise of stock options granted under our equity compensation plans.

Amount and Nature of Beneficial Ownership (1)
as of August 30, 2005

Name of	Direct or Indirect	Profit-Sharing	Exercisable
Beneficial Owner	Ownership	Plan	Options	Total

Marcus P. Bak	360	1,670	43,440	45,470
Richard W. Blackburn	—	—	—	—
Leo J. Daley	—	—	—	—
Stephen D. Dunmead	2,000	210	16,000	18,210
Thomas R. Miklich	21,000	—	—	21,000
James P. Mooney	31,986	1,723	—	33,709
Katharine L. Plourde	1,000	—	2,700	3,700
William J. Reidy	—	—	3,220	3,220
Joseph M. Scaminace	166,194	—	—	166,194
R. Louis Schneeberger	—	—	5,000	5,000
All Directors and Executive Officers as a Group (consisting of 10 persons)	222,540	3,603	70,360	296,503

(1)	Each person has sole voting and investment power with respect to all shares shown.
      The following table sets forth information concerning each person known to us to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2004, which is the latest date for which we know such information.

Name and Address	Amount and Nature of
of Beneficial Owner	Beneficial Ownership	Percent of Class

FMR Corporation	2,750,000	9.7%
82 Devonshire Street Boston, Massachusetts 02109(1)
LSV Asset Management	1,744,822	6.1%
1 North Wacker Dr. Suite 4000 Chicago, Illinois 60606(2)
Barclays Global Investors, N.A.	1,735,042	6.1%
45 Fremont Street San Francisco, CA 94105(3)

(1)	Information regarding share ownership was obtained from the Schedule 13G filed jointly on February 14, 2005 by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company (“Fidelity”) and Fidelity Low Priced Stock Fund. The ownership of Fidelity Low Priced Stock Fund amounted to 2,750,000 shares or 9.699% of the common stock outstanding. Fidelity Low Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 2,750,000 shares owned by the Fidelity Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(2)	Information regarding share ownership was obtained from the Schedule 13G filed on February 11, 2005 by LSV Asset Management, which is an investment advisor registered under the Investment Advisors Act of 1940. LSV Asset Management has sole voting power with respect to 1,134,522 of the shares listed above and has sole dispositive power with respect to all 1,744,822 shares shown.

(3)	Information regarding share ownership was obtained from the Schedule 13G filed jointly on February 14, 2005 by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank Plc, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited, and HYMF Limited. Barclays Global Investors, NA. has sole voting power with respect to 760,628 of the shares shown above and sole dispositive power with respect to 933,169 of the shares shown. Barclays Global Fund Advisors, which has its principal business address at 45 Fremont Street, San Francisco, CA 94105, has sole voting power with respect to 760,106 of the shares shown above and sole dispositive power with respect to 763,673 of the shares shown. Barclays Bank Plc, which has its principal business address at 54 Lombard Street, London, England EC3P 3AH, has sole voting and dispositive power with respect to 17,100 of the shares shown above. Palomino Limited, which has its principal business address at Walker House Mary Street, P.O. Box 908 GT, George Town, Grand Cayman (Cayman Islands), has sole voting and dispositive power with respect to 21,100 of the shares shown above.

EXECUTIVE COMPENSATION
Summary Compensation Tables
      The following two tables set forth all compensation earned and awarded to our Chief Executive Officer and our four other most highly compensated executive officers, who are referred to collectively as our “named executive officers,” in 2004, 2003 and 2002, and 2003, 2002 and 2001, respectively.

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

					Restricted	Securities
Name and				Other Annual	Stock	Underlying Stock	LTIP	All Other
Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options (Shares)	Payouts	Compensation(4)

James P. Mooney	2004	$1,140,000	—	$87,060	—	—	$—	$350,456
Chairman & CEO(5)	2003	1,140,000	$570,000	86,145	$570,000	—	—	179,456
	2002	1,140,000	—	68,323	—	30,000	—	12,950
R. Louis Schneeberger	2004	311,863	210,000	—	—	45,000	—	46,779
CFO(5)
Marcus P. Bak	2004	325,000	162,500	—	—	30,000	—	72,833
Vice President and General	2003	243,008	120,000	—	—	30,000	—	36,645
Manager — Nickel(5)
Stephen D. Dunmead	2004	330,000	150,000	—	—	30,000	—	65,250
Vice President and General	2003	189,827	105,000	—	—	30,000	—	28,474
Manager — Cobalt(5)
Thomas R. Miklich	2004	197,917	—	—	—	—	—	—
Former CFO(5)	2003	475,000	—	—	—	—	—	2,523,750
	2002	316,667	156,000	106,254	1,860,600	21,000	—	107,840

(1)	Amount awarded to the named executive officer under our bonus program for key executives and middle management.

(2)	For 2004 and 2003, the amounts in this column reflect Mr. Mooney’s personal use of our aircraft of $50,060 and $49,426, respectively, and a tax gross-up related to Mr. Mooney’s personal use of our aircraft of $37,000 and $36,719, respectively. For 2002, the amounts in this column reflect Mr. Mooney’s personal use of our aircraft and a tax gross-up related to an inducement payment made to Mr. Miklich in connection with entering into his employment agreement.

(3)	For 2003, we awarded Mr. Mooney 21,789 shares of restricted stock. The dollar amount shown for Mr. Mooney equals the 21,789 shares granted multiplied by the stock price on the grant date ($26.16). Mr. Mooney’s restricted stock vested on January 11, 2005, the date upon which he ceased to be employed by us. For 2002, pursuant to Mr. Miklich’s employment agreement with us, we awarded him 28,000 shares of restricted stock in connection with the commencement of his employment. The dollar amount shown for Mr. Miklich equals the 28,000 shares granted multiplied by the stock price on the grant date ($66.45). All of Mr. Miklich’s restricted stock vested on July 31, 2003. As of December 31, 2004, Mr. Mooney held 21,789 shares of restricted stock with a value of $683,511.

(4)	For 2004, this column includes amounts contributed under our qualified Profit-Sharing Plan (Mr. Mooney — $30,750; Mr. Schneeberger — $30,750; Mr. Bak — $30,750; and Mr. Dunmead — $30,750), amounts accrued under the OM Group, Inc. Benefit Restoration Plan (Mr. Mooney — $311,250; Mr. Schneeberger — $16,029; Mr. Bak — $41,889; and Mr. Dunmead — $34,500) and the insurance premiums paid by us with respect to supplemental life insurance (Mr. Mooney — $8,456 and Mr. Bak — $194).

(5)	Mr. Schneeberger joined us as an executive officer on February 17, 2004. Mr. Bak and Mr. Dunmead became executive officers on October 23, 2003. Mr. Miklich joined us as an executive officer on May 1, 2002 and ceased to be employed by us effective April 30, 2004. Mr. Mooney ceased to be employed by us effective January 11, 2005.

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

					Restricted	Securities
Name and				Other Annual	Stock	Underlying Stock	LTIP	All Other
Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options (Shares)	Payouts	Compensation(4)

James P. Mooney	2003	$1,140,000	$570,000	$86,145	$570,000	—	$—	$179,456
Chairman & CEO(5)	2002	1,140,000	—	68,323	—	30,000	—	12,950
	2001	785,500	1,140,000	—	1,776,000	10,000	—	274,200
Thomas R. Miklich	2003	475,000	—	—	—	—	—	2,523,750
CFO(5)	2002	316,667	156,000	106,254	1,860,600	21,000	—	107,840
Marcus P. Bak	2003	243,008	120,000	—	—	30,000	—	36,645
Vice President and General Manager — Nickel(5)
Stephen D. Dunmead	2003	189,827	105,000	—	—	30,000	—	28,474
Vice President and General Manager — Cobalt(5)
Michael J. Scott	2003	253,333	—	—	—	—		959,744
Former Vice President,	2002	380,000	95,000	—	—	—	—	2,100
General Counsel & Secretary(5)

(1)	Amount awarded to the named executive officer under our bonus program for key executives and middle management.

(2)	For 2003, the amount in this column reflects Mr. Mooney’s personal use of our aircraft of $49,426 and a tax gross-up related to his personal use of our aircraft of $36,719. For 2002, the amounts in this column reflect Mr. Mooney’s personal use of our aircraft and a tax gross-up related to an inducement payment made to Mr. Miklich in connection with entering into his employment agreement.

(3)	For 2003, we awarded Mr. Mooney 21,789 shares of restricted stock. The dollar amount shown for Mr. Mooney equals the 21,789 shares granted multiplied by the stock price on the grant date ($26.16). Mr. Mooney’s restricted stock vested on January 11, 2005, the date upon which he ceased to be employed by us. For 2002, pursuant to Mr. Miklich’s employment agreement with us, we awarded him 28,000 shares of restricted stock in connection with the commencement of his employment. The dollar amount shown for Mr. Miklich equals the 28,000 shares granted multiplied by the stock price on the grant date ($66.45). All of Mr. Miklich’s restricted stock vested on July 31, 2003. The dollar amount shown in this column for Mr. Mooney for 2001 equals the number of shares of restricted stock granted (30,000 shares) multiplied by the stock price on the grant date ($59.20). One-third of the restricted stock awards granted in 2001 to Mr. Mooney vested on each of December 31, 2002, December 31, 2003, and December 31, 2004. As of December 31, 2003, Mr. Mooney held 10,000 shares of restricted stock with a value of $592,000.

(4)	For 2003, this column includes amounts contributed under our qualified Profit-Sharing Plan (Mr. Mooney — $30,000; Mr. Miklich — $30,000; Mr. Bak — $30,000; and Mr. Dunmead — $28,474), amounts accrued under the OM Group, Inc. Benefit Restoration Plan (Mr. Mooney — $141,000 and Mr. Bak — $6,451) and the insurance premiums paid by us with respect to supplemental life insurance (Mr. Mooney — $8,456 and Mr. Bak — $194). For Mr. Miklich, this column also includes $2,493,750 payable under a separation agreement in connection with his cessation of employment us effective April 30, 2004. For Mr. Scott, this column reflects amounts payable under a separation agreement in connection with his cessation of employment with us effective August 5, 2003. These separation agreements are summarized under “Employment and Separation Agreements” below.

(5)	Messrs. Bak and Dunmead became executive officers on October 23, 2003. Mr. Scott became an executive officer on February 11, 2002, and he continued as an executive officer until his cessation of employment with us on August 5, 2003. Mr. Miklich joined us as an executive officer on May 1, 2002 and ceased to be employed by us effective April 30, 2004. Mr. Mooney ceased to be employed by us effective January 11, 2005.

Option Grants in the Last Two Fiscal Years
      The following tables set forth additional information concerning grants of stock options shown in the summary compensation tables for fiscal years 2004 and 2003. These options to purchase our common stock were granted to the named executive officers under our 1998 Long-Term Incentive Compensation Plan. Messrs. Schneeberger’s, Dunmead’s and Bak’s stock options have a 10-year term and become exercisable in equal annual increments over the first three years following the grant. The option price for these stock options is the closing sale price of our common stock on the date of grant. No stock appreciation rights were granted in 2004 or 2003.
Option Grants in 2004

	Individual Grants

		Percentage			Potential Realizable Value
	Number of	of Total			at Assumed Annual Rates
	Securities	Options			of Stock Appreciation for
	Underlying	Granted to			Option Term
	Options	Employees	Exercise or	Expiration
Name	Granted	in 2004	Base Price	Date	5%	10%

James P. Mooney	—	—	—	—	—	—
R. Louis Schneeberger	45,000	13%	$31.38	11/8/2014	$885,137	$2,243,149
Marcus P. Bak	30,000	9%	$31.38	11/8/2014	592,041	1,500,349
Stephen D. Dunmead	30,000	9%	$31.38	11/8/2014	592,041	1,500,349
Thomas R. Miklich	—	—	—	—	—	—
Option Grants in 2003

Individual Grants

		Percentage			Potential Realizable Value
	Number of	of Total			at Assumed Annual Rates
	Securities	Options			of Stock Appreciation for
	Underlying	Granted to			Option Term
	Options	Employees	Exercise or	Expiration
Name	Granted	in 2003	Base Price	Date	5%	10%

James P. Mooney	—	—	—	—	—	—
Thomas R. Miklich	—	—	—	—	—	—
Marcus P. Bak	30,000	10%	$18.22	11/3/2013	$343,800	$871,200
Stephen D. Dunmead	30,000	10%	$18.22	11/3/2013	343,800	871,200
Michael J. Scott	—	—	—	—	—	—
Aggregated Option Exercises in the Last Two Fiscal Years and Fiscal Year-End Option Values
      The following two tables show information concerning the exercise of stock options by each of the named executive officers during 2004 and 2003 and the number and value of unexercised stock options, whether or not exercisable, as of December 31, 2004 and December 31, 2003, respectively.

2004

			Number of Securities
			Underlying Unexercised			Value of Unexercised In-the-
	Shares		Options at 12/31/04			Money Options at 12/31/04(1)
	Acquired on	Value
Name	Exercised	Realized	Exercisable		Unexercisable	Exercisable	Unexercisable

James P. Mooney	—	—	532,554	(2)	—	$2,137,001	—
R. Louis Schneeberger	—	—	—		45,000	—	$60,750
Marcus P. Bak	—	—	43,440		50,000	158,905	315,200
Stephen D. Dunmead	—	—	16,000		50,000	142,000	315,200
Thomas R. Miklich	—	—	—		—	—	—

(1)	An option is considered in-the-money when the fair market value of the shares is greater than the exercise price of the option.

(2)	Includes 392,554 shares subject to stock options that were transferred in accordance with the terms of our 1998 Long-Term Incentive Compensation Plan to a limited partnership in which Mr. Mooney is the general partner. As of June 30, 2005, all of Mr. Mooney’s exercisable options had terminated or been exercised.
2003

			Number of Securities
			Underlying Unexercised			Value of Unexercised In-the-
	Shares		Options at 12/31/03			Money Options at 12/31/03(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable		Unexercisable	Exercisable	Unexercisable

James P. Mooney	—	—	532,554	(3)	—	$1,107,751	—
Thomas R. Miklich	—	—	11,633	(4)	14,000	—	—
Marcus P. Bak	—	—	33,440		30,000	—	$239,100
Stephen D. Dunmead	—	—	6,000		30,000	—	239,100
Michael J. Scott	4,692	$16,422	—		—	—	—

(1)	Market value of shares at date of exercise less exercise price.

(2)	An option is considered in-the-money when the fair market value of the shares is greater than the exercise price of the option.

(3)	Includes 392,554 shares subject to stock options that were transferred in accordance with the terms of our 1998 Long-Term Incentive Compensation Plan to a limited partnership in which Mr. Mooney is the general partner.

(4)	Includes 4,622 shares subject to options granted under our Non-Employee Director Equity Compensation Plan when Mr. Miklich was one of our non-employee directors. All of Mr. Miklich’s stock options terminated upon his cessation of employment with us.
Compensation Committee Interlocks and Insider Participation
      None of the members of the Board who served on the Compensation Committee during fiscal year 2004 or 2003 were our officers or employees or had any relationship with us that would be required to be disclosed by us under Item 404 of Regulation S-K promulgated by the SEC.
Employment and Separation Agreements

Agreements with CEO and Current Employees Who are Named Executive Officers in this Proxy Statement
      On May 26, 2005, we entered into an employment agreement with Mr. Scaminace that provides for Mr. Scaminace’s employment as our President and Chief Executive Officer for a term beginning on June 13,

2005 and continuing until May 31, 2008. Under the terms of the agreement, Mr. Scaminace will receive an initial annual base salary of $850,000 and will be eligible for an annual bonus, which for 2005 shall be no less than $950,000.
      Under the terms of his employment agreement, Mr. Scaminace was granted an award of 166,194 shares of our restricted common stock. The restricted common stock will vest on May 31, 2008 if Scaminace remains employed by us on that date. In addition, Mr. Scaminace was granted options to purchase 254,996 shares of our common stock, of which options for 80,001 shares will vest on May 31, 2006, options for 85,050 shares will vest on May 31, 2007 and options for 89,945 shares will vest on May 31, 2008, if Mr. Scaminace remains employed by us on those dates. The options vesting in 2006 have an exercise price equal to the market price for common stock on the date of the grant ($24.89), while the remaining options were issued at exercise prices set above the grant date market price for such common stock ($28.67 for the options vesting in 2007 and $33.67 for the options vesting in 2008). Finally, Mr. Scaminace is participating in our long-term incentive compensation plans and will receive a stock option grant for 2005 of at least 67,744 shares.
      If we terminate Mr. Scaminace’s employment without cause, Mr. Scaminace is entitled to a lump sum payment generally equal to two times the sum of his average annual base salary and his average bonus amount.
      On February 16, 2004, we entered into an employment agreement with Mr. Schneeberger that provides for Mr. Schneeberger’s employment as our Chief Financial Officer for an initial term of one year with renewal for successive two-year periods. Under the terms of the agreement, Mr. Schneeberger receives a base annual salary of $350,000 that may be increased at the discretion of the Board and is eligible for an annual bonus of up to 60% of his base salary. Mr. Schneeberger is also eligible to participate in OMG’s long-term incentive compensation plans. The employment agreement also contains a two-year noncompete provision for the continental United States and a two-year nonsolicitation provision.
      If we terminate Mr. Schneeberger without cause, Mr. Schneeberger is entitled to receive his annual salary through the term of the agreement, and any options that would become exercisable within twelve months of termination will vest and become exercisable upon termination. Mr. Schneeberger will also receive his prorated earned bonus for the year of termination.
      We have entered into change in control agreements with Messrs. Scaminace, Schneeberger, Bak and Dunmead. The purpose of these agreements is to reinforce and encourage the officer’s continued attention and dedication to OMG and to avoid the distraction caused by solicitations by other employers and the uncertainty arising from the possibility of a change in control of OMG.
      Each change in control agreement provides that in the event a change in control of OMG occurs during the term of the agreement and the executive’s employment is terminated either by the executive for good reason or by the company without cause, as those terms are defined in the respective agreement, then the executive shall be entitled to receive certain severance payments, including: his full base salary through the date of termination; his bonus for the last completed fiscal year and the pro rated target bonus for the year of termination; a lump sum payment equal to a multiple (three times for Mr. Scaminace and two times for Messrs. Schneeberger, Bak and Dunmead) of base salary, incentive compensation and specified benefits; a cash payment equal to any unvested interest in any of our nonqualified retirement plans or tax-qualified pension plans; a lump sum payment for the cancellation of all stock options held by the executive in an amount equal to the aggregate spread between the option exercise prices and the greater of (i) the highest price per share paid in connection with the change in control and (ii) the mean high and low trading prices of our stock on the NYSE on the date of termination; and immediate vesting and redemption of all unvested restricted stock at the greater of the measures described above to determine the stock option payment. The agreements also contain a one-year noncompete provision and confidentiality and non-disparagement clauses.

Agreements with Former Employees Who are Named Executive Officers in this Proxy Statement
      James P. Mooney was employed by us as Chief Executive Officer until January 2005 when his employment was terminated and he ceased to be Chief Executive Officer. Mr. Mooney’s employment agreement describes the benefits that he is entitled to receive post-employment. The agreement provides that, if terminated for cause, Mr. Mooney is entitled to receive his accrued compensation up to the time of termination. If terminated without cause, Mr. Mooney is entitled to receive his annual monthly salary, a bonus as calculated below, and benefits for the number of months remaining under the agreement. The bonus would be equal to the estimated annual bonus, as defined below, divided by twelve and then multiplied by the number of months remaining under the term of the agreement. The estimated annual bonus would be equal to the greater of (i) the average of his annual incentive bonus paid by us over the three most recent years, and (ii) seventy-five percent of his annual base salary in effect on the date of termination. Any restricted stock owned by Mr. Mooney will vest if he is terminated without cause. The agreement also contains a one-year noncompete provision for certain geographical areas and a one-year nonsolicitation provision.
      On October 17, 2003, we entered into a separation agreement with Mr. Miklich. Under the terms of the separation agreement, we agreed to continue to pay Mr. Miklich at the annual rate of $475,000 until the third anniversary of his cessation of employment and to pay him a bonus in the amount of $356,250 on each of the first, second and third anniversary dates of his cessation of employment. Mr. Miklich also received the following benefits in connection with his separation: continued participation in our health care plan for a maximum of three years; premium payments made by us for two life insurance policies for time periods specified in the separation agreement; payment of a retirement benefit of approximately $196,000 per year in the form of a single life annuity beginning May 1, 2004; and participation in our car program until the third anniversary of his cessation of his employment. In addition, we guaranteed the purchase of Mr. Miklich’s primary residence. Under the terms of the separation agreement, Mr. Miklich continued to perform his duties as our chief financial officer through April 30, 2004 and agreed to cooperate on an ongoing basis with us and to provide financial consulting services to us for a period of two years from that date. All of Mr. Miklich’s options to purchase our common stock terminated upon his cessation of employment.
      Effective August 5, 2003, we entered into a separation agreement with Mr. Scott. Under the terms of the separation agreement, we agreed to continue to pay Mr. Scott at the annual rate of $380,000 until December 31, 2004; to make a single payment to Mr. Scott of $133,000 on September 30, 2003; and to make two additional payments at the end of 2003 and 2004, respectively, based on our financial performance for those years. On this basis, Mr. Scott received a payment of $190,000 for 2003 and received a payment of $95,000 at the end of 2004. Mr. Scott continued to participate in our life insurance plan and car program, and we paid certain club memberships and professional expenses, in each case until December 31, 2004, and he participates, at our expense, in our health care plan. In addition, Mr. Scott’s account under an OMG benefit plan became fully vested, was credited with additional credits for 2003 and 2004 based on the amounts payable under the separation agreement, and became payable to Mr. Scott in the event of a change of control, as defined in the separation agreement. He also agreed to consult with us as necessary and reasonable for a period of twelve months following cessation of employment.
Supplemental Executive Retirement Plan
      We maintain a supplemental executive retirement plan for James P. Mooney. Benefits under the plan are based upon 50% of the average of the highest three years of Mr. Mooney’s total annual earnings during the last ten years. Earnings for this purpose include base salary, actual annual incentive cash compensation and any deferred cash compensation, including 401(k) plan contributions. Benefits are reduced by 50% of any Social Security benefit, the value of Mr. Mooney’s account under other OMG benefit plans at the time of termination of employment, and an amount reflecting a benefit paid by us under a qualified domestic relations order with respect to Mr. Mooney. Benefits are to be paid upon Mr. Mooney’s retirement (at a reduced level upon early retirement), disability or death, upon a termination of employment without cause, or a termination of employment within two years following a change-in-control of OMG. The estimated annual benefit payable to Mr. Mooney under the plan at age 65 cannot be determined as benefit options have not been chosen by Mr. Mooney.

Report of the Compensation Committee on Executive Compensation
      General. The compensation committee of our board of directors is responsible for establishing the compensation philosophy applicable to all OMG personnel and for evaluating the performance of senior management, including the named executive officers. The committee is composed entirely of directors who are independent under the standards of the New York Stock Exchange and under OMG’s Corporate Governance Principles. The current members of the committee were appointed in 2005 and did not serve on the committee during the periods described in this Compensation Committee Report.
      Executive Compensation Philosophy. The committee’s executive compensation philosophy is designed to allow OMG to attract, retain and encourage the development of qualified and motivated executives by providing executives with competitive compensation, to reward individuals who achieve identified goals for the benefit of OMG stockholders, and to promote ties between pay and performance by emphasizing incentives that support OMG’s strategic direction and align the economic interests of executives with those of OMG stockholders.
      The total compensation of OMG’s executives has been set at levels intended to be competitive with other companies with whom OMG competes for executive talent. The committee believes the primary market for executives is national in scope and, as a result, it sets pay levels to be competitive in a national marketplace. The committee benchmarks total direct compensation (base salary, annual bonus and long-term incentives) against an industry peer group, including specialty chemical companies. During 2003 and 2004, the committee determined that total direct compensation for OMG’s senior management should target the 75th percentile for industry peers. In 2005, the committee revised the target to the 50th percentile for industry peers. To ensure that OMG’s senior management compensation is consistent with the target level, the committee annually compares OMG’s total compensation and component pay levels to those of its industry peer group companies.
      While the committee currently targets total direct compensation at the market median, an executive’s actual direct compensation could vary significantly based on how OMG’s actual performance varies from the target results. If OMG results are well above target performance, executives have the opportunity to earn compensation that is well above the market’s median pay levels. Conversely, executives will earn relatively low pay levels if OMG performance is well below target levels.
      Committee Process for Considering Executive Compensation. In carrying out its responsibilities, the committee considers the following factors:

•	the executive compensation philosophy as established by the committee;

•	the performance of executives, including as reflected by the recommendations of senior management;

•	OMG’s business and financial performance;

•	the general compensation policies and practices for OMG employees; and

•	advice received from outside compensation consultants, including comparisons of OMG policies and practices to those of other comparable companies.
      Components of Compensation. There are three primary components of compensation for executives: base salary; annual bonuses, and long-term incentive compensation in the form of stock options or restricted stock.
      Base Salary. Executive salaries are designed to approximate market medians in order to manage fixed costs, place appropriate emphasis on performance-based incentives and remain sufficient to attract and retain executives. An executive’s base salary is based on a variety of factors, including level of responsibility, scope and impact of decision-making, experience and future potential, the recommendations of the Chief Executive Officer and internal and external compatibility. In general, the committee currently endeavors to set base salary for OMG executives at the 50th percentile level of industry peer companies.

      Annual Bonuses. OMG’s executives participate in a Bonus Program for Key Executives and Middle Management under which the committee may award bonuses in its discretion, considering individual performance and OMG results. The purpose of the bonus program is to tie a portion of each participant’s compensation to achievement of corporate, business unit and individual goals. The committee currently sets target bonuses to produce direct cash compensation (salary plus bonus) at the 50th percentile when compared with the pay of executives at its industry peer groups.
      Long-Term Incentive Compensation. Executive officers and other key employees may receive long-term incentive compensation under the 1998 Long-Term Incentive Compensation Plan and the 2002 Stock Incentive Plan. The 1998 Plan provides for the award of stock options, stock appreciation rights, restricted stock, performance shares and phantom stock, and the 2002 Plan provides for the award of stock options and restricted stock. The purpose of the equity incentive plans is to provide participants with added incentives to continue in the long-term service of OMG and to create in participants a more direct interest in the future success of the operations of OMG by relating incentive compensation to increases in stockholder value. The committee has generally chosen stock options as the main vehicle of long-term incentive compensation for executives. These options typically vest in equal annual installments over a three-year period beginning one year from the date of grant, have a ten-year term and are granted at an exercise price that is no less than the fair market value of OMG stock on the date of grant. The committee administers both plans, determining recipients of awards, the types and amounts of awards to be granted, and the conditions applicable to awards.
      The committee awarded stock options grants to 30 employees in 2004 and awarded stock option grants to 30 employees in 2003.
      Compensation of the Chief Executive Officer. The committee was responsible for evaluating the performance of Mr. Mooney and setting his compensation packages for 2003 and 2004. To assist in its evaluations, the committee retained Hewitt Associates LLC as its independent executive compensation consultant. Based on a variety of competitive data regarding industry peer companies available to it, Hewitt made recommendations to the committee as to the competitive levels of each element of Mr. Mooney’s total direct compensation. The committee took these recommendations into consideration in setting Mr. Mooney’s compensation. During 2003 and 2004, the committee’s policy was to target total direct compensation for Mr. Mooney near the 75th percentile of comparable companies.
      In setting Mr. Mooney’s compensation for 2003, the committee considered OMG’s financial performance during the previous four quarters, Mr. Mooney’s personal performance and comparative data on salaries for chief executive officers of industry peer companies provided by Hewitt. Based on this information, the committee set Mr. Mooney’s salary at $1,140,000.
      Mr. Mooney’s employment agreement provides for the opportunity for an annual discretionary cash bonus in accordance with the Bonus Program for Key Executives and Middle Management. For 2003, the committee awarded Mr. Mooney a bonus equal to 100% of his 2003 base salary, to be paid half in cash and half in OMG restricted stock. The committee departed from recent past practice in which Mr. Mooney received all of his annual bonus in cash. In making its bonus determination, the committee considered the company restructuring that was completed in 2003, including the sale of the Precious Metals Group at a favorable price. The committee also considered information provided by Hewitt that, if OMG had elected to bring in new management to perform the restructuring, the market rate to employ such management would have been substantial.
      During 2004, Mr. Mooney received no adjustment in his base salary. The committee considered Mr. Mooney’s personal performance and comparative data on salaries for chief executive officers of industry peer companies provided by Hewitt. Based on this information, the committee determined that Mr. Mooney’s salary level for the previous year was sufficient and an upward annual adjustment was not appropriate. In addition, based on Mr. Mooney’s individual performance during 2004, the committee determined not to award an annual bonus to Mr. Mooney for 2004.

      With the exception of the restricted stock awarded to Mr. Mooney as part of his 2003 bonus, the committee did not make any awards to Mr. Mooney during 2003 or 2004 under the 1998 Long-Term Incentive Compensation Plan or the 2002 Stock Incentive Plan.
      In September 2003, the committee approved a Supplemental Executive Retirement Plan for Mr. Mooney. This Plan is summarized under “Executive Compensation — Supplemental Executive Retirement Plan” in this proxy statement. As part of its consideration and evaluation of the Plan, the committee consulted with and received advice from Hewitt Associates LLC with respect to competitive peer data on retirement benefits for CEOs. As a result of its evaluation process, the committee recommended this Plan to the Board of Directors, which approved the Plan in January 2004.
      Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the four next most highly compensated executive officers. However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance based” within the meaning of Section 162(m). Stock options granted under the 1998 Plan and the 2002 Plan satisfy the conditions for being “performance based” under Section 162(m).
      Although the committee generally endeavors to award non-cash compensation in a manner that satisfies the conditions for tax deductibility, there may be instances in which the committee determines it is in the best interests of OMG and its stockholders to award compensation that is not deductible. As such, the committee reserves the authority to award non-deductible compensation in circumstances it deems appropriate.
      Conclusion. The committee believes that the quality and motivation of OMG’s employees, including its executives, are critical elements of delivering long-term value to stockholders. The committee also believes that its compensation policies and practices are consistent with that objective, and it will endeavor to maintain compensation policies and practices that appropriately align executive compensation with the interests of stockholders.

Compensation Committee

Leo J. Daley, Chairman (appointed to committee on May 17, 2005)
Katharine L. Plourde (appointed to committee on January 11, 2005)
William Reidy (appointed to committee on January 11, 2005)

Performance Comparisons
      The chart set forth below compares our cumulative total stockholder return to that of (1) the Standard & Poor’s 500 Index and (2) the S&P Specialty Chemicals Index. In all cases, the information assumes $100 invested on December 31, 1998 and is presented on a dividends reinvested basis. The table does not forecast performance of our common stock.
Comparison of 6-Year Cumulative Total Return
Among OM Group, Inc., The S&P 500 Index
and The S&P Specialty Chemicals Index

	OM Group, Inc.	S&P 500 Index	S&P Chemicals (Specialty)

12/98	100.00	100.00	100.00
12/99	95.42	121.04	113.03
12/00	152.91	110.02	94.17
12/01	186.92	96.95	100.69
12/02	19.57	75.52	113.37
12/03	74.49	97.18	135.16
12/04	92.21	107.76	155.88

	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004

OM Group, Inc.	$100.00	$95.42	$152.91	$186.92	$19.57	$74.49	$92.21

S&P 500 Index	100.00	121.04	110.02	96.95	75.52	97.18	107.76

S&P Specialty Chemicals Index	100.00	113.03	94.17	100.69	113.37	135.16	155.88

Report of the Audit Committee
      The Audit Committee has reviewed and discussed with our management and with our independent auditors, Ernst & Young LLP, the consolidated financial statements of OMG and its subsidiaries as set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The Audit Committee has discussed with Ernst & Young those matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” received from Ernst & Young the written communications required by Independence Standards Board Standard No. 1, and discussed with Ernst & Young its independence from us and our management. Ernst & Young has confirmed to us that it is in compliance with all rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended December 31, 2004 be included in OMG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission, and the audited consolidated financial statements for the fiscal year ended December 31, 2003 be included in OMG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee

William J. Reidy, Chairman
Leo J. Daley
Katharine L. Plourde
Description of Principal Accountant Fees and Services
      The following table sets forth the fees paid for services provided by Ernst & Young LLP for the fiscal years ended December 31, 2004, 2003 and 2002. Certain amounts for 2002 have been reclassified to conform to the 2003 presentation.

	2004	2003	2002

Audit Fees	$1,969,400	$6,595,300	$3,403,407
Audit-Related Fees	349,400	1,762,851	348,966
Tax Fees	1,497,093	2,219,534	1,993,193
All Other Fees	—	—	—

Total	$3,815,893	$10,577,685	$5,745,566

      The following is a description of the nature of the services related to the fees disclosed in the table above. The Audit Committee has considered whether Ernst & Young’s provision of non-audit services is compatible with maintaining its independence.

Audit Fees
      These are fees for professional services rendered by Ernst & Young for the audit of our annual consolidated financial statements, the review of consolidated financial statements included in our quarterly reports on Form 10-Q, audits of foreign subsidiary financial statements required by local statutes and services that are typically rendered in connection with statutory and regulatory filings or engagements. In 2003, audit fees also include fees related to the restatement of our annual consolidated financial statements for 2002 and 2001. In 2004, audit fees also include fees related to the finalization of the restatement process.

Audit-Related Fees
      These are fees for assurance and related services rendered by Ernst & Young that are reasonably related to the performance of the audit or the review of our consolidated financial statements that are not included as audit fees. These services include employee benefit plan audits, due diligence related to divestitures and consulting on financial accounting and reporting.

Tax Fees
      These are fees for professional services rendered by Ernst & Young with respect to tax compliance, tax advice and tax planning. These services include the review of tax returns, tax assistance in foreign jurisdictions and consulting on tax planning matters.

All Other Fees
      These are fees for other services rendered by Ernst & Young that do not meet the above category descriptions.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      James B. Mooney is our Director — Sourcing and Strategic Development and is the son of James P. Mooney, who was our Chief Executive Officer until January 11, 2005. During 2004, James B. Mooney earned a salary of $133,100 and a bonus of $37,993, which was paid during 2005. On November 3, 2004, we granted James B. Mooney stock options entitling him to acquire 10,000 shares of our common stock, which have a 10-year term and become exercisable in equal annual increments over the first three years following grant. The exercise price for these stock options is $31.38, per share, and none of the shares were exercisable at December 31, 2004.
      Eugene Bak, the father of Marcus Bak, our Vice President and General Manager of the Nickel Group, retired from OMG in 2000. Eugene Bak receives a portion of his retirement benefit in the form of premium payments for a split-dollar dual life insurance policy. We pay a portion of the premiums on the policy, amounting to approximately $80,000 annually. The owner and beneficiary of the policy is a trust established by Eugene Bak, for which Marcus Bak serves as trustee.
SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors, and persons who own more than 10% of a registered class of equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.
      Based solely upon a review of Forms 3 and 4 (including amendments to such forms) furnished to us during 2004 and 2003 and Forms 5 furnished with respect to 2004 and 2003, no director, officer or beneficial owner of more than 10% of our outstanding common stock failed to file on a timely basis during 2004, 2003 or prior fiscal years any reports required by Section 16(a), except that Messrs. Bak, Dunmead and Schneeberger each made one late filing reporting one stock option grant during 2004 and Mr. Brodeur made one late filing reporting one purchase transaction during 2003.
STOCKHOLDER PROPOSALS
FOR THE 2006 ANNUAL MEETING
      Any stockholder who intends to present a proposal at the 2006 annual meeting and who wishes to have the proposal included in our proxy statement and form of proxy for that meeting must deliver the proposal to us at our executive offices no later than December 1, 2005.
      Any stockholder who intends to present a proposal at the 2006 annual meeting other than for inclusion in our proxy statement and form of proxy must deliver the proposal to us at our executive offices not later than April 6, 2006, or such proposal will be untimely. If a stockholder fails to submit the proposal by April 6, 2006, we reserve the right to exercise discretionary voting authority on the proposal.
SOLICITATION BY BOARD; EXPENSES OF SOLICITATION
      Our Board of Directors has sent you this proxy statement. We will pay all expenses in connection with the solicitation of the enclosed proxy. In addition to solicitation by mail, our officers and employees, who will receive no extra compensation for their services, may solicit proxies by telephone, in writing or in person. We also have retained Strategic Stock Surveillance, LLC, a proxy soliciting firm, to assist in the solicitation of proxies for an estimated fee of $8,500 plus reimbursement of reasonable out-of-pocket expenses. We also will reimburse the expenses of brokers and nominees who hold shares in their names to furnish proxy materials to the beneficial owners of such shares.

OM GROUP, INC.

Carolyn J. Buller
Secretary

Exhibit A
OM GROUP, INC.
AMENDED AND RESTATED
AUDIT COMMITTEE CHARTER
Adopted August 11, 2003
As Amended through October 21, 2004

A.	STATEMENT OF POLICY
      The Audit Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibilities to the Company, its stockholders, potential stockholders, the investment community, and others by reviewing the financial reports and related financial information provided by the Company to governmental agencies or the general public, the Company’s system of internal controls and the effectiveness of its control structure, the Company’s compliance with designated laws and regulations, and the Company’s accounting, internal and external auditing and financial reporting processes. In discharging its responsibilities, the Committee shall:

•	serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	review any request of any of the directors and senior officers for any deviation or waiver from the Company’s Code of Conduct and Ethics and, if appropriate, approve such request;

•	review and evaluate the audit procedures and results of the Company’s independent auditor and internal auditors;

•	approve, engage and terminate the independent auditor;

•	review and evaluate the independent auditor’s qualifications, performance and independence;

•	review, evaluate and approve in advance any non-audit services the independent auditor may perform for the Company and disclose such approved non-auditor services in periodic reports to stockholders;

•	inquire of senior management of known or potential instances of non-compliance with applicable laws, regulatory policies, including SEC reporting requirements, and the Company’s code of conduct and ethics as they relate to the functions and responsibilities of the Committee;

•	be informed by the Company’s general counsel of material litigation in which the Company is involved or in which management believes involvement of the Company is reasonably likely;

•	periodically inquire about and review the Company’s policies and procedures regarding the review of officers’ expense reports and perquisites for compliance with proper reporting, accounting and tax treatment.

•	maintain free and open means of communication between the Board, the independent auditor, the internal auditors and the management of the Company;

•	at least annually, review and update this charter for consideration by the Board and perform an evaluation of the Committee performance and function, and report to the Board the results of such evaluation (such report may be written or oral); and

•	such additional duties or responsibilities as the Board may determine from time to time.

B.	ORGANIZATION
      The members of the Committee shall be appointed by the Board and may be removed only by the Board. The Committee will have a minimum of three members. The Committee may consult or retain its own outside legal, accounting or other advisors and shall determine the degree of independence from the Company required from said advisors. The Committee shall meet at least four times per year and report directly to the full board any issues that arise with respect to the quality and integrity of the Company’s financial statements, the Company’s compliance with legal and/or regulatory requirements, the performance and independence of the Company’s independent auditor or the performance of the internal audit function. The Committee may also meet periodically by itself to discuss matters it determines require private Committee or Board attention. Further, the Committee shall meet separately with management, with the internal auditors and with the independent auditor. Half of the members of the Committee shall be a quorum to transact business. The Committee shall maintain minutes of each meeting and shall report on matters considered at Committee meetings to the Board at is next regularly scheduled Board meeting.

C.	QUALIFICATIONS
      The Committee shall be composed entirely of independent directors, determined in accordance with the Company’s Corporate Governance Principles and with Rule 10A-3 of the Securities Exchange Act of 1934. The members of the Committee, as determined by the Board, shall be “financially literate,” in accordance with the requirements of the New York Stock Exchange, and at least one member shall have accounting or related financial management expertise.

D.	INDEPENDENT AUDITORS
      The independent auditor shall be engaged by and accountable to the Committee and the Board. The Committee shall have the sole authority to engage and terminate the independent auditor, to approve all audit engagement fees and terms, to review with the independent auditor the nature and scope of any disclosed relationships or professional services, and to take, or recommend that the Board take, appropriate action to ensure the continuing independence of the auditor. The Committee shall also set clear policies and standards relating to the Company’s hiring of employees or former employees of the independent auditor to ensure continued independence throughout. These policies should take into account the pressures that may exist for auditors consciously or subconsciously seeking employment with the Company.
      The Committee shall, on an annual basis, obtain from the independent auditor a written disclosure delineating all of its relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Committee will obtain and review a report of the independent auditor describing its internal quality-control procedures, material issues raised by the most recent internal quality-control review of the independent auditor or an inquiry or investigation by a governmental authority involving one or more audits carried out by the independent auditor in the preceding five years and any steps or procedures taken to deal with any such issues. After reviewing the independent auditor’s report, the Committee shall evaluate the auditor’s qualifications, performance and independence. The Committee may consider the opinions of management and the internal auditors of the Company in making such evaluation. As required by law, the Committee shall assure the regular rotation of the lead and concurring audit partner, and consider whether there should be a regular rotation of the independent auditor itself.
      The independent auditor shall ascertain that the Committee is made aware of, and timely report to the Committee, and upon receipt thereof, the Committee shall review, all necessary accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the risks of using such alternative treatments, and inform the Committee of other material written communications between the independent auditor and management.

E.	INTERNAL AUDIT
      The internal auditor of the Company shall directly report to the Chief Financial Officer of the Company. The Committee will oversee the internal auditor function and determine that the internal auditor is establishing, maintaining and executing appropriate audit programs, policies and procedures that govern the examination and audit of the ledgers, records, procedures and operations of the Company and its affiliates.

The Chief Financial Officer will consult with the Chairman of the Audit Committee in connection with the hiring, termination and compensation of the internal auditor.

F.	FINANCIAL REPORTING OVERSIGHT
      In discharging its responsibilities to oversee governmental and public reporting of financial information, the Committee shall:

•	review and discuss the annual audited financial statements, footnotes and related disclosures included in the Company’s annual report to stockholders and its annual report on Form 10-K with financial management, the independent auditor, and the internal auditors prior to the release and filing of such documents (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”) (This review shall cover discussion of all items required by generally accepted auditing standards regarding required communications with Committees.);

•	review with the independent auditor the results of its annual examination of the financial statements, including their report thereon, and determine its satisfaction with the disclosures and content of the financial statements (This review shall cover discussion of all items required by generally accepted auditing standards regarding required communications with Committees.);

•	ascertain that the results of any internal audit activity or regulatory reports were appropriately considered in preparing the financial statements;

•	review and discuss the quarterly financial results and information and the disclosures with financial management, the independent auditor, and the internal auditors to determine that the independent auditor does not take exception to the disclosure and content of the financial statements on Form 10-Q (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”), to determine that the results of any internal audit activity or regulatory reports were appropriately considered in preparing the financial statements, and to discuss any other matters required to be communicated to the Committee by the independent auditor;

•	review and discuss the types of presentation and information to be included in earnings press releases (particularly, any use of “pro forma” or “adjusted” non-GAAP information), and any additional financial information and earning guidance generally provided to analysts and rating agencies;

•	inquire of management, the internal auditors, and the independent auditor about significant risks or exposures to risk and discuss guidelines and policies to govern the steps management has taken to minimize such risk to the Company;

•	review the effect of regulatory or accounting initiatives, including off-balance sheet structures and transactions, on the financial statements of the Company;

•	review and discuss the form and content of the certification documents for the quarterly reports on Form 10-Q and the annual report on Form 10-K with the internal auditors, the independent auditor, the chief financial officer and the chief executive officer;

•	review the basis for the disclosures made in the annual report to stockholders under the heading Management’s Report on Internal Controls regarding the control environment of the Company; and

•	consider, produce and approve the annual proxy disclosure regarding the activities and report of the Committee for the year.

G.	LINES OF COMMUNICATION
      The internal auditors and the independent auditors shall have the ability to communicate directly with the Chairman of the Committee, if necessary or desired. The Committee shall provide sufficient opportunity at its meetings for the independent auditors and the internal auditors to meet with the members of the Audit Committee without members of management present.

      The general counsel shall report directly to the Committee about legal compliance. The Committee may directly contact any employee in the Company and any employee may inform the Committee of matters involving questionable, illegal or improper practices or transactions. The Company’s Code of Conduct and Ethics shall ensure a confidential and anonymous complaint process.
      The Committee shall establish and maintain free and open means of communication between employees and the Committee for the processing of complaints received by the Company regarding questionable accounting or auditing matters, including suspicions of fraudulent activity.

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Vote By Telephone

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

Vote By Internet

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

Vote By Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy in the Postage-Paid envelope provided
Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on October 11, 2005 to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.

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ê Please fold and detach card at perforation before mailing. ê

OM Group, Inc.	proxy solicited on behalf of the Board of Directors
The undersigned appoints Joseph M. Scaminace and R. Louis Schneeberger, or both of them, with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of OM Group, Inc. to be held on October 11, 2005 and at any adjournment thereof as follows.
If no specification is made, authority is granted to cast the vote of the undersigned for election of the nominees below.
The Board of Directors recommends that votes be cast FOR the election of all nominees.

Election of directors to serve terms expiring at our annual meeting in 2007:	(1) Leo J. Daley	(2) Katharine L. Plourde
Election of directors to serve terms expiring at our annual meeting in 2008:	(3) William J. Reidy	(4) Joseph M. Scaminace

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY
	(except as indicated to the contrary below)		to vote for all nominees listed above
(Instructions: if you wish to withhold authority to vote for any nominee, write that nominee’s name on the line below).

Date:	, 2005

Signatures

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. In case of a corporation, a duly authorized officer should sign on its behalf.